As filed with the Securities and Exchange Commission on August 27, 2003.

Registration No. 333-103865

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FirstEnergy Corp.

(Exact name of the registrant as specified in its charter)

Ohio	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

76 South Main Street

Akron, Ohio 44308-1890

(800) 646-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leila L. Vespoli, Esq.

Senior Vice President and General Counsel

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

(330) 384-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lucas F. Torres, Esq. Pillsbury Winthrop LLP One Battery Park Plaza New York, New York 10004-1490 (212) 858-1000 Fax: (212) 858-1500	Douglas E. Davidson, Esq. Thelen Reid & Priest LLP 875 Third Avenue New York, NY 10022-6225 (212) 603-2000 Fax: (212) 603-2001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 27, 2003

Prospectus

$2,000,000,000

FirstEnergy Corp.

Debt Securities

Common Stock

Share Purchase Contracts

Share Purchase Units

We may offer and issue debt securities and shares of our common stock from time to time. The debt securities may be convertible into or exchangeable for shares of our common stock or other securities. We may offer contracts to purchase our common stock from time to time either separately or as a part of a unit along with our debt securities or debt obligations of third parties. This prospectus provides a general description of these securities and the general manner in which we will offer them. The specific terms of each security, and the specific manner in which we will offer them, will be determined at the time they are sold and will be included in a prospectus supplement. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that describes those securities.

Our common stock is listed on the New York Stock Exchange under the symbol “FE”. The last reported sale price of our common stock on August 26, 2003 was $29.19 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer these securities in amounts, at prices, and on terms determined at the time of the offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is             , 2003.

You should rely only on the information contained in, or incorporated by reference in, this prospectus and the applicable prospectus supplement. No person is authorized to give any information or make any representation not contained, or incorporated by reference, in this prospectus and the applicable prospectus supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by FirstEnergy. This prospectus and the applicable prospectus supplement are not offers to sell or a solicitation of offers to buy any of the securities offered hereby or thereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus or the applicable prospectus supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless the context requires otherwise, references to “we,” “us,” “our” and “FirstEnergy” refer specifically to FirstEnergy Corp. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC, utilizing a shelf registration process. Under this shelf process, we may issue, from time to time, up to $2,000,000,000 of debt securities, shares of our common stock and share purchase contracts and related share purchase units. Each time we issue securities under the registration statement we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information below under the heading “Where You Can Find More Information.”

Our principal executive office is located at 76 South Main Street, Akron, Ohio 44308-1890; telephone: (800) 646-0400.

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been filed with the registration statement or incorporated by reference from our other filings with the SEC as indicated in the registration statement’s list of exhibits.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus and the periodic reports and other documents that are incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are statements about future performance or results (such as statements including, but not limited to, the terms “potential,” “estimate,” “believe,” “expect” and “anticipate” and similar words) when we discuss our financial condition, results of operations and business. Forward-looking statements involve certain risks, assumptions and uncertainties. They are not guarantees of future performance. Factors may cause actual results to differ materially from those expressed in these forward-looking statements. These factors include:

•	the speed and nature of increased competition and deregulation in the electric utility industry;

•	changes in markets for energy services;

•	changing energy and commodity market prices;

•	replacement power costs being higher than anticipated or inadequately hedged;

•	maintenance costs being higher than anticipated;

•	the availability and cost of capital;

•	legislative and regulatory changes (including revised environmental requirements);

•	adverse regulatory or legal decisions;

•	inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003;

•	the outcome of various investigations into the causes of the August 14, 2003 power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage;

•	economic or weather conditions affecting future sales and margins; and

•	the inability to accomplish or realize anticipated benefits of strategic goals.

We believe that the expectations reflected in our forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should consider the factors we have noted above as you read the forward-looking statements in this prospectus.

All subsequent written and oral forward-looking statements attributable to FirstEnergy or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

FIRSTENERGY CORP.

FirstEnergy Corp. was organized under the laws of the State of Ohio in 1996. On November 7, 2001, we merged with GPU, Inc. and we were the surviving company. We are a registered public utility holding company, and as such are subject to regulation by the SEC under the Public Utility Holding Company Act of 1935. Our principal business is the holding, directly or indirectly, of all of the outstanding common stock of our principal electric utility operating subsidiaries, Ohio Edison Company, The Cleveland Electric Illuminating Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company. Our other principal operating subsidiaries include American Transmission Systems, Incorporated, FirstEnergy Solutions Corp., FirstEnergy Facilities Services Group, LLC, MYR Group, Inc., MARBEL Energy Corporation, FirstEnergy Nuclear Operating Company and GPU Power, Inc. American Transmission Systems owns and operates transmission facilities located within the service areas of Ohio Edison, Cleveland Electric, Toledo Edison and Pennsylvania Power. FirstEnergy Solutions provides energy-related products and services and, through its FirstEnergy Generation Corp. subsidiary, operates our non-nuclear generation business. FirstEnergy Nuclear Operating operates the electric utility subsidiaries’ nuclear generating facilities. FirstEnergy Facilities Services Group is the parent company of several heating, ventilating, air conditioning and energy management companies, and MYR is a utility infrastructure construction service company. MARBEL is a fully integrated natural gas company. MARBEL holds FirstEnergy’s interest in Great Lake Energy Partners, LLC. GPU Power, Inc. owns and operates generation facilities in Latin America.

Our consolidated revenues are primarily derived from electric service provided by our electric utility subsidiaries. The combined service areas of our electric utility operating subsidiaries encompass approximately 37,200 square miles in Ohio, Pennsylvania and New Jersey. The areas they serve have a combined population of approximately 11.0 million.

As of July 31, 2003, Ohio Edison, Cleveland Electric, Pennsylvania Power, Toledo Edison and FirstEnergy Solutions had 13,387 megawatts (MW) of generation capacity (including the 883 MW of the Davis-Besse Nuclear Power Station, which is currently not in service) to meet customer needs. Pursuant to our corporate separation plan implemented under Ohio utility restructuring legislation, we transferred operational control of the non-nuclear generation assets of those operating subsidiaries to FirstEnergy Generation as of January 1, 2001.

As a result of restructuring legislation in Pennsylvania and New Jersey, GPU had divested essentially all of its generation assets prior to the time we agreed to merge with GPU in August 2000. However, the Pennsylvania and New Jersey restructuring orders require Jersey Central, Pennsylvania Electric and Metropolitan Edison, operating subsidiaries of ours that were formerly owned by GPU, to act as providers of last resort (PLR) by supplying electricity to customers who do not choose an alternate supplier. Jersey Central has entered into contracts for the supply of electricity to meet its PLR obligations through May 31, 2004 (and for one-third of its requirements through May 31, 2006) pursuant to an auction approved by the New Jersey Board of Public Utilities. Effective September 1, 2002, Metropolitan Edison and Pennsylvania Electric assigned their PLR responsibility to FirstEnergy Solutions through a wholesale power sale agreement which expires in December 2003 and may be extended for each successive calendar year. Under the terms of the power sale agreement, FirstEnergy Solutions assumed the supply obligation and the energy supply profit and loss risk for the portion of power supply requirements not self-supplied by Metropolitan Edison and Pennsylvania Electric under their non-utility generation (NUG) contracts and other existing power contracts with nonaffiliated third party suppliers. This arrangement reduces Metropolitan Edison’s and Pennsylvania Electric’s exposure to high wholesale power prices by providing power at or below the shopping credit for their uncommitted PLR energy costs during the term of the agreement to FirstEnergy Solutions. FirstEnergy Solutions has hedged most of Metropolitan Edison’s and Pennsylvania Electric’s unfulfilled PLR obligations through 2005. Metropolitan Edison and Pennsylvania Electric will continue to defer the cost differences between NUG contract rates and the rates reflected in their capped generation rates.

Our principal executive office is located at 76 South Main Street, Akron, Ohio 44308-1890; telephone: (800) 646-0400.

USE OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we may use the net proceeds we receive from any sale of the offered securities for general corporate purposes, including repaying our debt obligations and making equity contributions to our subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					(Unaudited) Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	1.77	2.01	2.10	2.21	1.91	1.40

“Earnings” for purposes of the calculation of Ratio of Earnings to Fixed Charges have been computed by adding to “income before extraordinary items, discontinued operations and cumulative effects of changes in accounting principle” all taxes based on income or profits, total interest charges and the interest element of rentals where determinable plus  1/3 of rental expense where no readily defined interest element can be determined. “Fixed charges” includes total interest charges, the estimated interest element of rentals and subsidiaries’ preferred stock requirements, determined on a “pre-income tax” basis. These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $3.828 million for the year ended December 31, 1998. The guarantee and related coal supply contract debt expired December 31, 1999.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture, dated as of November 15, 2001, between us and Bank One Trust Company, N.A., as trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to those debt securities.

The indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. You should read the indenture incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.

If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

There is no requirement under the indenture that future issues of our debt securities be issued under the indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities.

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or in one or more officer’s certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

•	title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date for that interest;

•	the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or how the rate or rates will be determined and the date or dates from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the place or places, if any, in addition to the office of the trustee, where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to purchase or redeem the debt securities;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	whether the debt securities will be issued in book-entry form, represented by one or more global securities certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or its nominee, and if so, the identity of the depositary;

•	any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

•	any collateral security, assurance or guarantee for the debt securities; and

•	any other specific terms applicable to the debt securities.

Unless we otherwise indicate in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the indenture or the debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

Security and Ranking

We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities or to make any funds available for payment of amounts due on our debt securities.

Because we are a holding company, our obligations under the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of our debt securities, to participate in the liquidation of assets of any subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to  any indebtedness, other liabilities, and preferred securities, of the subsidiary, senior to that held by us. As of June 30, 2003 our subsidiaries had approximately $8 billion aggregate principal amount of indebtedness and $640 million aggregate stated value of preferred securities outstanding.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, we will pay interest on our debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable (See Section 307).

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate. (See Sections 301, 403 and 404.)

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender the debt security for redemption. (See Section 405.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 406.)

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 404.)

Registration, Transfer and Exchange

The debt securities will be issued without interest coupons and in denominations that are even multiples of $1,000, unless otherwise indicated in the applicable prospectus supplement. Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor, unless otherwise indicated in the applicable prospectus supplement. (See Section 305.)

Unless we otherwise indicate in the applicable prospectus supplement, debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture. (See Section 305.)

In the event of any redemption of debt securities of any series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Limitation on Liens

The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any capital stock of any subsidiary now or hereafter directly owned by us, to secure any indebtedness without also equally and ratably securing the outstanding debt securities of that series and all other indebtedness entitled to be so secured. (See Section 608.)

This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:

•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time we acquire it or within one year after that time to secure the purchase price for the capital stock;

•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time we acquire it, whether or not we assume the secured obligations; or

•	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

•	the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30-day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

•	the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

•	so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired. (See Section 608.)

Unless we otherwise specify in the prospectus supplement for a particular series of debt securities, we may, without securing the debt securities of that series, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any subsidiary now or hereafter owned by us to secure any indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such indebtedness, does not exceed 10% of our consolidated net tangible assets. (See Section 608.) Our consolidated net tangible assets as of June 30, 2003 were approximately $23 billion.

For purposes of this covenant, “consolidated net tangible assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt expense; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests. These amounts will be determined in accordance with accounting principles generally accepted in the United States.

The foregoing limitation does not limit in any manner:

•	our ability to place liens on any of our assets other than the capital stock of subsidiaries that we directly own;

•	our ability to cause the transfer of our assets or those of our subsidiaries, including the capital stock covered by the foregoing restrictions; or

•	the ability of any of our subsidiaries to place liens on any of their assets.

Consolidation, Merger, Conveyance, Sale or Transfer

We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:

•	the successor is an entity organized and existing under the laws of the United States of America or any State or the District of Columbia;

•	the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe; and

•	immediately after giving effect to the transactions, no event of default with respect to any series of debt securities issued under the indenture and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities issued under the indenture, will have occurred and be continuing. (See Section 1101.)

Modification of the Indenture

Under the indenture or any supplemental indenture, our rights and the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

•	change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the coin or currency (or other property) in which any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date that payment is due and payable or, in the case of redemption, on or after the date fixed for such redemption;

•	reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the indenture or for waiver by the holders of certain of their rights; or

•	modify certain provisions of the indenture. (See Section 1202.)

An “original issue discount security” means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

•	to add additional events of default;

•	to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, the change, elimination, or addition will become effective only:

•	when the consent of the holders of debt securities of the series has been obtained in accordance with the indenture; or

•	when no debt securities of the series remain outstanding under the indenture;

•	to provide collateral security for all of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for all or any series of debt securities;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

Events of Default

An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:

•	failure to pay interest on the debt securities of that series for 30 days after payment is due;

•	failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

•	failure to perform other covenants in the indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

•	any other event of default included in the supplemental indenture or officer’s certificate for that series of debt securities. (See Section 801.)

An event of default regarding a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities.

We will be required to file with the trustee annually an officer’s certificate as to the absence of default in performance of all covenants in the indenture. (See Section 606.) The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal of, or premium, if any, or interest on, the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so. (See Section 902.)

The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest, if any, on all debt securities of the series,

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

•	all amounts due to the trustee under the indenture; and

•	any other event of default with respect to the debt securities of that series has been cured or waived as provided in the indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (See Section 802.)

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity. (See Section 903.)

Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction. (See Section 812.)

Satisfaction and Discharge

We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we

•	irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

•	deliver to the trustee:

•	a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

•	if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

•	an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described under the second bulleted item above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in “—Limitation on Liens.” Our indebtedness under those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented by those debt securities. (See Section 701.)

The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. (See Section 702.) All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent. (See Section 603.)

Resignation or Removal of Trustee

The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day. (See Section 910.)

The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing at least a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee. (See Section 910.)

Concerning the Trustee

Bank One Trust Company, N.A. is the trustee under the indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

DESCRIPTION OF COMMON STOCK

Certain provisions of our Amended Articles of Incorporation and Amended Code of Regulations are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Amended Articles of Incorporation and Amended Code of Regulations.

We are authorized by our Amended Articles of Incorporation to issue 375,000,000 shares of common stock, par value $.10 per share, of which 297,636,276 shares were issued and outstanding as of August 8, 2003. The common stock currently outstanding is, and the common stock offered pursuant to this prospectus will be, fully paid and non-assessable.

We are also authorized by our Amended Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which none are currently issued and outstanding. Our Amended Articles of Incorporation give our board of directors authority to issue preferred stock from time to time in one or more classes or series. Preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy.

Dividend Rights

Subject only to any prior rights and preferences of any issued and outstanding shares of our preferred stock, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities.

Voting Rights

The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of common stock held as of the record date for the meeting. Under our Amended Articles of Incorporation, the voting rights, if any, of our preferred stock may differ from the voting rights of our common stock. The holders of our common stock are not entitled to cumulate their votes for the election of directors. Our Amended Code of Regulations provides that the board of directors be divided into three classes with the term of office of the respective classes to expire in successive years.

In order to amend or repeal, or adopt any provision inconsistent with, the provisions of our Amended Articles of Incorporation dealing with:

•	the right of the board of directors to establish the terms of unissued shares or to authorize our acquisition of our outstanding shares;

•	the absence of cumulative voting and preemptive rights; or

•	the requirement that at least 80% of the voting power of our outstanding shares must approve the foregoing;

at least 80% of the voting power of our outstanding shares must approve. In addition, the approval of at least 80% of the voting power of our outstanding shares must be obtained to amend or repeal the provisions of our Amended Code of Regulations dealing with:

•	the time and place of shareholders’ meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings;

•	the number, election and terms of directors, the manner of filling vacancies on the board of directors, the removal of directors or the manner in which directors are nominated; or

•	the indemnification of officers or directors.

Amendment of the provision of the Amended Code of Regulations that requires the approval of 80% of the voting power of our outstanding shares in the instances enumerated above requires the same level of approval.

Adoption of amendments to our Amended Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of our assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter which would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of our outstanding shares, unless our board of directors provides otherwise, in which case, these matters will require the approval of a majority of the voting power of our outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class.

Shareholder Rights Agreements

On November 18, 1997, we authorized and declared a dividend of a one share purchase right for each outstanding share of our common stock. Each right entitles the registered holder to purchase one share of our common stock at a purchase price of $70 per share, when the rights become exercisable. The following description of the rights is qualified in its entirety by reference to the terms of the rights agreement between us and The Bank of New York, as rights agent.

The rights are not exercisable until the earlier of:

•	ten days following a public announcement that a person or group, together with any affiliates or associates of such person or group, has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock (an “acquiring person”); or

•	ten days following the commencement or announcement of an intention to make a tender offer or exchange offer which would result in any person or group (and related persons) having beneficial ownership of 25% or more of the outstanding shares of our common stock.

The rights will expire on November 28, 2007, unless that date is extended or the rights are earlier redeemed by us and exchanged for shares of our common stock, as described below.

In the event that:

•	we merge with or are involved in a business combination transaction with an acquiring person,

•	50% or more of our consolidated assets or earning power are sold to an acquiring person,

•	an acquiring person acquires 25% or more of the outstanding shares of our common stock, or

•	an acquiring person engages in one or more self-dealing transactions with us,

each holder of a right, other than rights beneficially owned by an acquiring person, which become void, will have the right to receive upon exercise that number of shares of our common stock or stock of the acquiring person, as the case may be, having an average market value during a specified time period of two times the purchase price provided for in the right.

At any time after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of our common stock and prior to the acquisition by such person or group of 50% or more of the then outstanding shares of our common stock, we may exchange all or part of the then outstanding rights (other than rights owned by such person or group which have become void) for shares of our common stock.

At any time prior to the tenth day following the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding shares of our common stock, we may redeem the rights in whole, but not in part, at a price of $.001 per right.

The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us unless the rights are redeemed by our board of directors. However, it can be expected that the rights would not interfere with any merger or other business combination approved by our board of directors.

Ohio Law Anti-takeover Provisions

Chapter 1704 of the Ohio General Corporation Law applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation.

Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; or 50% or more.

Anti-takeover Effect

Some of the supermajority provisions of our Amended Articles of Incorporation and Amended Code of Regulations and the rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

No Preemptive or Conversion Rights

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Shares of our common stock are traded on the New York Stock Exchange under the symbol “FE.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is FirstEnergy Securities Transfer Company, our wholly owned subsidiary.

Dividend Information

Cash dividends declared and paid per share of our common stock, for the first two quarters of 2003 and each quarter of 2002, 2001 and 2000 were $0.375. Dividends on our common stock are paid as declared by our board of directors and are typically paid on the first day of March, June, September and December. Future dividends will depend on our future earnings and the ability of our regulated subsidiaries to pay cash dividends to us which are subject to certain regulatory limitations and also subject to charter and indenture limitations for some of those subsidiaries that may, in general, restrict the amount of retained earnings available for these dividends. These limitations, however, do not currently materially restrict payment of these dividends.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, shares of our common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts and described in the applicable prospectus supplement.

The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and either our debt securities or debt obligations of third parties, including U.S. Treasury securities that are pledged to secure the holders’ obligations to purchase our common stock under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid share purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.

The applicable prospectus supplement will describe the materials terms of any share purchase contracts or share purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the share purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (c) if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the share purchase contracts or the share purchase units. Material United States federal income tax considerations applicable to the share purchase contracts and the share purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus in the following ways:

•	through negotiation with one or more underwriters;

•	through one or more agents or dealers designated from time to time;

•	directly to purchasers; or

•	through any combination of the above.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. A prospectus supplement or a supplement thereto will describe the method for distribution of the securities.

If we use any underwriters in the sale of the securities, we will enter into an underwriting agreement, distribution agreement or similar agreement with the underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the prospectus supplement or supplement thereto relating to the sale. If an underwriting agreement is executed, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise indicate in the prospectus supplement, the obligations of any underwriters to purchase particular securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered in the prospectus supplement if any are purchased.

If any securities are sold through agents designated by us from time to time, the prospectus supplement or supplement thereto will name any agent, set forth any commissions payable by us to any agent and the obligations of the agent with respect to the securities. Unless otherwise indicated in the prospectus supplement or a supplement thereto, any agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of sale.

We may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

In connection with the sale of the securities, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the securities may be deemed to be, underwriters within the meaning of the Securities Act of 1933. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchaser specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

LEGAL MATTERS

Certain legal matters in connection with the validity of the securities offered by this prospectus are being passed upon for us by Gary D. Benz, Esq., our Associate General Counsel, and by Pillsbury Winthrop LLP, New York, New York, our special counsel, and for the underwriters, dealers or agents by Thelen Reid & Priest LLP, New York, New York. As of August 19, 2003, Mr. Benz owned 2,699 shares of FirstEnergy common stock. Thelen Reid & Priest LLP has in the past represented FirstEnergy and GPU and continues to represent FirstEnergy and certain of its affiliates.

EXPERTS

The consolidated financial statements of FirstEnergy Corp. as of December 31, 2002 and for the year then ended, incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K/A, Amendment No. 2, of FirstEnergy Corp. filed August 19, 2003 for the year ended December 31, 2002, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to FirstEnergy Corp.’s restatement of its previously issued consolidated financial statements for the year ended December 31, 2002) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited consolidated financial information of FirstEnergy Corp. for the three-month periods ended March 31, 2003 and 2002 and for the three-month and six-month periods ended June 30, 2003 and 2002, incorporated by reference in this prospectus from the Form 10-Q/A for the quarter ended March 31, 2003 and the Form 10-Q for the quarter ended June 30, 2003, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However their separate reports dated May 9, 2003, except as to Note 1, which is as of August 18, 2003, and August 18, 2003 for the quarter ended March 31, 2003 and for the quarter and six-month periods ended June 30, 2003, respectively, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP, our former independent public accountants, to the incorporation by reference in this prospectus of their report on our consolidated financial statements for the years ended December 31, 2001 and 2000, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP have not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

We are required by the Securities Exchange Act of 1934 to file annual, quarterly and special reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC’s Web site at http://www.sec.gov or our Web site at http://www.firstenergycorp.com. Information contained on our Web site does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

The SEC allows us to incorporate by reference in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information included in this prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the termination of this offering; information we file in the future with the SEC will automatically update and supersede this information:

•	FirstEnergy’s Annual Report on Form 10-K (as amended by the Forms 10-K/A filed on May 9, 2003 and August 19, 2003) for the year ended December 31, 2002;

•	FirstEnergy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (as amended by the Form 10-Q/A filed on August 19, 2003) and June 30, 2003; and

•	FirstEnergy’s Current Reports on Form 8-K filed January 17, 2003, January 21, 2003, March 11, 2003, March 17, 2003, March 18, 2003, April 16, 2003, April 18, 2003, May 1, 2003, May 9, 2003, May 22, 2003, June 5, 2003, June 11, 2003, June 27, 2003, July 24, 2003, July 25, 2003, August 5, 2003 (two filed on August 5, 2003), August 7, 2003 and August 8, 2003.

You may also request additional copies of these reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Corporate Secretary

(800) 384-5100

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Registration fee	$161,800
Printing costs	100,000	*
Legal fees and expenses	150,000	*
Accounting fees and expenses	100,000	*
Trustee’s fees and expenses (including counsel, transfer agent and registrar fees and expenses)	30,000	*
Rating agency fees	730,000	*
Blue Sky fees and expenses	15,000	*
Miscellaneous expenses	13,200	*

Total	$1,300,000	*

* Estimated

Item 15.    Indemnification of Directors and Officers.

Section 1701.13(E) of Title 17 of Page’s Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation’s voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination.

Regulation 31 of the Registrant’s Amended Code of Regulations provides as follows:

“The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Amended Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Section 1701.13(E) of Title 17 of Page’s Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

Regulation 32 of the Registrant’s Amended Code of Regulations provides as follows:

“The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”

The Registrant maintains and pays the premium on contracts insuring the Registrant (with certain exclusions) against any liability to directors and officers they may incur under the above indemnity provisions and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant, even if the Registrant does not have the obligation or right to indemnify him or her against such liability or expense.

Item 16.    Exhibits.

The following exhibits are incorporated by reference into this registration statement, were previously filed as part of this registration statement or are filed herewith and made a part hereof:

Exhibit No.	Description

1(a)*	Form of Underwriting Agreement (Common Stock).

1(b)*	Form of Underwriting Agreement (Debt Securities).

4(a)**	Amended Articles of Incorporation of FirstEnergy Corp.

4(b)***	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference from Annual Report on Form 10-K/A, Exhibit 3, filed April 16, 2001).

4(c)***	Form of Common Stock Certificate (incorporated by reference from Registration No. 333-40063, Exhibit 4(c), filed November 24, 1997).

4(d)***	Form of Unsecured Debt Securities (incorporated by reference from Exhibit 4(f)).

4(e)***

Rights Agreement, dated as of November 18, 1997, between FirstEnergy Corp. and The Bank of New York and form of Right Certificate (incorporated by reference from Current Report on Form 8-K, dated November 18, 1997, Exhibit 4.1, filed December 1, 1997).

4(f)***	Indenture, dated as of November 15, 2001, between FirstEnergy Corp. and Bank One Trust Company, N.A., as Trustee (incorporated by reference from Registration No. 333-69856, Exhibit 4(a)).

Exhibit No.	Description

4(g)	Form of Purchase Contract Agreement.

5(a)**	Opinion of Gary D. Benz, Esq., Associate General Counsel of FirstEnergy Corp., as to the securities being registered.

5(b)**	Opinion of Pillsbury Winthrop LLP, special counsel of FirstEnergy Corp., as to the securities being registered.

12	Consolidated Ratio of Earnings to Fixed Charges

15	Letter of PricewaterhouseCoopers LLP re unaudited interim financial information.

23(a)**	Consent of Gary D. Benz, Esq. (contained in Exhibit 5(a)).

23(b)**	Consent of Pillsbury Winthrop LLP (contained in Exhibit 5(b)).

23(c)	Consent of PricewaterhouseCoopers LLP

24**	Power of Attorney (See Signature Page).

25(a)**	Form T-1 Statement of Eligibility of Bank One Trust Company, N.A., as trustee under the Indenture (For Unsecured Debt Securities).

25(b)	Form T-1 Statement of Eligibility of The Bank of New York, as purchase contract agent.

*	To be filed by amendment or incorporated by reference in connection with an offering of securities.
**	Previously filed.
***	Incorporated by reference herein as indicated.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this  Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 27th day of August, 2003.

FIRSTENERGY CORP. (REGISTRANT)

/S/ H. PETER BURG
H. Peter Burg Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ H. PETER BURG H. Peter Burg	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 27, 2003

/S/ RICHARD H. MARSH* Richard H. Marsh	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 27, 2003

/S/ HARVEY L. WAGNER* Harvey L. Wagner	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 27, 2003

/S/ ANTHONY J. ALEXANDER* Anthony J. Alexander	President, Chief Operating Officer and Director	August 27, 2003

Paul T. Addison	Director	August 27, 2003

/S/ CAROL A. CARTWRIGHT* Carol A. Cartwright	Director	August 27, 2003

William T. Cottle	Director	August 27, 2003

/S/ ROBERT B. HEISLER, JR.* Robert B. Heisler, Jr.	Director	August 27, 2003

/S/ RUSSELL W. MAIER* Russell W. Maier	Director	August 27, 2003

/S/ ROBERT L. LOUGHHEAD* Robert L. Loughhead	Director	August 27, 2003

Signature	Title	Date

/S/ JOHN M. PIETRUSKI* John M. Pietruski	Director	August 27, 2003

/S/ CATHERINE A. REIN* Catherine A. Rein	Director	August 27, 2003

/S/ ROBERT C. SAVAGE* Robert C. Savage	Director	August 27, 2003

/S/ GEORGE M. SMART* George M. Smart	Director	August 27, 2003

/S/ JESSE T. WILLIAMS, SR.* Jesse T. Williams, Sr.	Director	August 27, 2003

/S/ DR. PATRICIA K. WOOLF* Dr. Patricia K. Woolf	Director	August 27, 2003

*By: /S/ LUCAS F. TORRES Lucas F. Torres Attorney-in-fact		August 27, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

1(a)*	Form of Underwriting Agreement (Common Stock).

1(b)*	Form of Underwriting Agreement (Debt Securities).

4(a)**	Amended Articles of Incorporation of FirstEnergy Corp.

4(b)***	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference from Annual Report on Form 10-K/A, Exhibit 3, filed April 16, 2001).

4(c)***	Form of Common Stock Certificate (incorporated by reference from Registration No. 333-40063, Exhibit 4(c), filed November 24, 1997).

4(d)***	Form of Unsecured Debt Securities (incorporated by reference from Exhibit 4(f)).

4(e)***

Rights Agreement, dated as of November 18, 1997, between FirstEnergy Corp. and The Bank of New York and form of Right Certificate (incorporated by reference from Current Report on Form 8-K, dated November 18, 1997, Exhibit 4.1, filed December 1, 1997).

4(f)***	Indenture, dated as of November 15, 2001, between FirstEnergy Corp. and Bank One Trust Company, N.A., as Trustee (incorporated by reference from Registration No. 333-69856, Exhibit 4(a)).

4(g)	Form of Purchase Contract Agreement.

5(a)**	Opinion of Gary D. Benz, Esq., Associate General Counsel of FirstEnergy Corp., as to the securities being registered.

5(b)**	Opinion of Pillsbury Winthrop LLP, special counsel of FirstEnergy Corp., as to the securities being registered.

12	Consolidated Ratio of Earnings to Fixed Charges

15	Letter of PricewaterhouseCoopers LLP re unaudited interim financial information.

23(a)**	Consent of Gary D. Benz, Esq. (contained in Exhibit 5(a)).

23(b)**	Consent of Pillsbury Winthrop LLP (contained in Exhibit 5(b)).

23(c)	Consent of PricewaterhouseCoopers LLP

24**	Power of Attorney (See Signature Page).

25(a)**	Form T-1 Statement of Eligibility of Bank One Trust Company, N.A., as trustee under the Indenture (For Unsecured Debt Securities).

25(b)	Form T-1 Statement of Eligibility of The Bank of New York, as purchase contract agent.

*	To be filed by amendment or incorporated by reference in connection with an offering of securities.
**	Previously filed.
***	Incorporated by reference herein as indicated.